Exhibit 99.1

September 17, 2002

Eagle Family Foods announced on Friday that the Chester non-dairy creamer plant will be closing in late November and will not reopen. This decision is a very difficult one for the Company to make, but after several years of declining production volumes and extensive review of all available options, the Company concluded closing the plant is the only feasible option.

This closure will affect 79 experienced workers.

Paul Hoffman, the plant manager, the management team and associates have done an incredible job over the past years successfully meeting a variety of business challenges. The Chester team has continuously reduced its cost structure as volumes declined. They accomplished this by generating higher quality production and finding ways to absorb additional work responsibilities, as the workforce was reduced. Most importantly, everyone consistently pulled together and functioned as an efficient team. These accomplishments allowed the plant to stay open despite the much lower production requirements. Production is scheduled to decline further in the upcoming year. Unfortunately, the decline in volume can no longer be made up by workforce efforts.

The plant was opened in 1940 by Borden Corporation and processed cheese and powered milk. Local dairies supplied the milk to the plant. In the mid 1950's, the plant changed its production to condensed milk. In 1970, again the plant changed directions and began producing non-dairy creamer under the brand name Cremora. Generations of families have worked at the Chester plant. The 79 workers accumulated over 1000 years of experience producing non-dairy creamer.

Over the many years, the employees have supported many organizations in Chester including: Walk America for the March of Dimes, Red Cross, local churches, fire fighters, law enforcement and many employees are or have been coaches for Little League teams.

Eagle ranks as a top one-third employer in Chester County.